Exhibit 99.1
Glacier Bancorp, Inc. Announces Pricing of Common Stock Offering
KALISPELL, Mont., Nov. 13 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today the pricing of the public offering of 5,500,000 shares of its common stock at a price of $15.50 per share. The number of shares of common stock offered was increased from the 4,000,000 shares disclosed in the preliminary prospectus supplement. The Company has also granted the underwriters a 30-day option to purchase up to an additional 825,000 shares at the offering price (before discounts and commissions) to cover related over-allotments, if any. D.A. Davidson & Co. acted as lead book running manager and Keefe, Bruyette & Woods, Inc. was a co-manager for the offering.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Glacier
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.